For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI Announces Appointment Of Michael J. Marquard as Chief Executive Officer

Saddle River, NJ— (May 5, 2006) PDI, Inc. (NASDAQ: PDII), a contract sales and marketing services provider to the biopharmaceutical industry, today announced that the Board of Directors has appointed Michael J. Marquard as Chief Executive Officer. Mr. Marquard, who will join the Company effective May 11, 2006, will replace Larry Ellberger, PDI’s interim CEO since October of 2005. Mr. Marquard has over 30 years experience in the pharmaceutical industry and joins PDI from Mylan Laboratories, Inc., where he was Vice President, Mylan Laboratories, Inc., and President of Mylan Bertek Pharmaceuticals, Inc. Prior to Mylan, Mr. Marquard was Senior Vice President of U.S. Sales for Wyeth Pharmaceuticals from 1996 to 2004. From 1973 to 1995 he held a number of senior commercial positions at Lederle Laboratories Division of American Cyanamid Company, which was acquired by Wyeth in 1995.

Mr. John P. Dugan, PDI’s Chairman of the Board stated, “I am extremely pleased that we were able to attract a leader of Mike Marquard's stature.  His career in pharmaceutical sales and general management shows a strong track record of outstanding achievements and personal growth. Mike is the ideal executive to maximize the potential of all of PDI's businesses.”

Mr. Marquard stated, “I am very excited about joining PDI and see it as a great opportunity. I am quite familiar with PDI and the outstanding services it provides to its clients. I look forward to becoming a part of this high quality company and working together with PDI’s excellent people.”

Mr. Dugan continued, “I also want to offer my deep and sincere thanks to Larry Ellberger for doing such a tremendous job as PDI’s interim CEO. Larry stepped in at a critical juncture for PDI and I think the results in the first quarter are testament to what Larry has achieved in a short period of time.”

Mr. Marquard will be nominated as a Class II director of PDI to fill the currently existing Class II vacancy on PDI’s Board of Directors. Accordingly, Mr. Marquard will be included in PDI’s proxy statement as a Class II director nominee for election at the 2006 annual meeting of stockholders scheduled to be held on June 6, 2006.

About PDI

PDI, Inc. (NASDAQ: PDII) is a diversified sales and marketing services provider to the biopharmaceutical industry offering a comprehensive set of outsourced solutions for established and emerging pharmaceutical companies. PDI is dedicated to maximizing the return on investment for its clients by providing strategic flexibility; sales, marketing, and commercialization expertise; and a philosophy of performance.

Headquartered in Saddle River, NJ, PDI’s sales and marketing services include our Performance Sales Teams™, which are dedicated teams for specific clients, and Select Access™, our targeted sales solution that leverages an existing infrastructure. PDI also offers marketing research and consulting services through TVG in Dresher, PA, and medical communications services through Pharmakon in Schaumburg, IL. In addition, PDI is a high quality provider of ACCME-accredited continuing medical education through Vital Issues in Medicine (VIM ®) in Dresher, PA. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI remains committed to continuous innovation and to maintaining the industry’s highest quality employees.

For more information, visit the Company’s website at www.pdi-inc.com.